Exhibit 10.2

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 22 day of February 2019, by and between Melinta Therapeutics, Inc., a Delaware corporation (the “Company”), and John Johnson (“Executive”).

W I T N E S S E T H :

WHEREAS, the Company currently employs Executive as Interim Chief Executive Officer of the Company pursuant to that certain Employment Agreement, by and between the Company and Executive, dated October 22, 2018 (the “Interim Agreement”); and

WHEREAS, the Company desires to employ Executive as Chief Executive Officer of the Company and to enter into this Agreement embodying the terms of such employment and replacing the Interim Agreement, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions.

Terms used herein with initial capitalization not otherwise defined are defined in Appendix A to this Agreement.

Section 2. Acceptance and Term.

The Company hereby agrees to employ Executive and Executive hereby accepts employment by the Company on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on February 22, 2019 (the “Commencement Date”) and continue through the three year anniversary of the Commencement Date; provided, however, that the Term shall thereafter be automatically extended for unlimited additional one-year periods unless, at least ninety (90) days prior to the then-scheduled date of expiration of the Term, either (x) the Company gives notice to Executive that it is electing not to so extend the Term; or (y) Executive gives notice to the Company that he is electing not to so extend the Term. Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 8 below, in which event Executive’s employment with the Company shall expire in accordance therewith.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term, Executive shall be employed and serve as the Chief Executive Officer of the Company (together with such other position or positions consistent with Executive’s titles and positions as Chief Executive Officer of the Company as the Board shall specify from time to time), reporting directly to the Board, and shall have such duties and responsibilities commensurate with such titles and positions as the most senior officer of the Company. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case, without additional compensation.

(b) Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

(c) Place of Performance. Executive acknowledges and agrees that, during the Term, he shall be required to spend sufficient time among each of the Company offices and other business locations to effectively perform his duties and responsibilities, and that frequent business travel may be necessary. Executive shall not be required to relocate his residence in connection with his employment under this Agreement.

Section 4. Compensation.

During the Term, Executive shall be entitled to the following compensation:

(a) Salary. Executive shall be paid an annualized Salary, payable in accordance with the regular payroll practices of the Company, of not less than $600,000, with increases, if any, as may be approved in writing by the Compensation Committee; provided, however, that the foregoing shall not preclude the Compensation Committee from reducing Executive’s Salary in an amount not to exceed 10% of his Salary (in the aggregate) as part of an across-the-board reduction applicable in like proportions to all similarly situated executives of the Company.

(b) Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 75% of Salary (“Target Annual Bonus”) and the maximum Annual Bonus shall not be less than 150% of Salary, with the actual Annual Bonus payable being based upon the level of achievement of annual Company and specific individual performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Executive. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject, except as otherwise provided for in this Agreement, to Executive’s continuous employment through the payment date.

(c) Sign-On Equity Grants. On the Commencement Date, the Company shall grant to Executive a restricted stock unit award for 400,000 shares of the Company (which reflects the one-for-five reverse stock split of the Company’s common stock that became effective as of 5:00PM February 21, 2019) (the “Initial Restricted Stock Unit Grant”). Subject to Executive’s continuing to provide services in any capacity (including, but not limited to, service as a member of the Board) through each applicable vesting date and subject to Section 4(d) and Section 8 hereof, the Initial Restricted Stock Unit Grant will vest and be settled in equal quarterly installments over a period of two (2) years from the Commencement Date, twelve and one half percent (12.5%) of the applicable award vesting on the three-month anniversary of the Commencement Date, and twelve and one half percent (12.5%) vesting on each three-month anniversary thereafter, and will be granted pursuant to the Equity Plan and the form of restricted stock unit award agreement provided to Executive with this Agreement. The Initial Restricted Stock Unit Grant will participate in any dividends paid to stockholders of the Company during such vesting period; provided, that dividends on shares underlying unvested restricted stock units shall be subject to the same vesting requirements as the underlying shares on which such dividends are paid and payment deferred and paid within ten (10) days after such restricted stock units become vested (and will be forfeited to the extent unvested restricted stock units are forfeited). The Initial Restricted Stock Unit Grant will include a provision that permits shares to be withheld to cover tax withholding obligations. Executive hereby agrees that Executive shall not voluntarily dispose of the shares acquired upon settlement of the Initial Restricted Stock Unit Grant (net of applicable withholding) until the earlier to occur of (x) the third (3rd) anniversary of the Commencement Date, and (y) the date Executive’s employment with the Company is terminated by the Company or by Executive for any reason or no reason; provided, that, notwithstanding the foregoing, following a resignation by Executive for any reason or no reason, Executive and the Board shall mutually agree to a liquidation plan with respect to such shares that shall not extend beyond six (6) months following the applicable Termination Date, subject to applicable securities laws.

(d) Change in Control. To the extent not already vested, the restricted stock units and stock options granted to Executive on October 26, 2018 (the “Prior Equity Grants”), will fully vest upon a Change in Control (and participate fully with other stockholders in such Change in Control) if Executive is providing services in any capacity (including, but not limited to, service as a member of the Board) to the Company on the date of such Change in Control. In addition, if Executive is providing services as the Chief Executive Officer or as a member of the Board on the date of a Change in Control, to the extent not already vested, all other outstanding equity awards, including the Initial Restricted Stock Unit Grant, will fully vest upon such Change in Control (and participate fully with other stockholders in such Change in Control).

(e) Annual Equity/LTI Grants. Executive shall be eligible for annual equity (or other long-term incentive) grants, commencing with grants made to senior executives in fiscal year 2020, in such forms, amounts, and terms as shall be determined by the Compensation Committee in its sole discretion.

Section 5. Employee Benefits.

During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated executives of the

Company. Executive shall also be entitled to the same number of holidays and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated executive of the Company in accordance with the Company policy as in effect from time to time. Executive shall be entitled to not less than four (4) weeks of vacation per year. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6. Key-Man Insurance.

At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents. The Company shall maintain, and instruct such insurance company and its agents to maintain, any such physical examination and other application submissions in strictest confidence.

Section 7. Reimbursement of Business Expenses.

During the Term, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing Executive’s duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses. The Company will pay Executive’s reasonable professional expenses incurred to negotiate and prepare this Agreement and all other related agreements hereunder, in an amount not to exceed $12,500.

Section 8. Termination of Employment.

(a) General. The Term shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group and hereby agrees to execute any documents that the Company (or any member of the Company Group) determines necessary to effectuate such resignations. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b) Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2 1⁄2) months following the last day of the fiscal year in which such termination occurred;

(iii) A Pro-Rata Bonus;

(iv) Payment of an amount equal to (x) one and one-half (1.5), multiplied by (y) the sum of Salary plus Target Annual Bonus, payable during the Severance Term in equal installments in accordance with the Company’s regular payroll practices;

(v) To the extent permitted by applicable law without any penalty to Executive or any member of the Company Group and subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month of the COBRA Continuation Period, the Company will pay Executive an amount equal to the “applicable percentage” of the monthly COBRA premium cost; provided, that the payments pursuant to this clause (v) shall cease earlier than the expiration of the COBRA Continuation Period in the event that Executive becomes eligible to receive any health benefits, including through a spouse’s employer, during the COBRA Continuation Period. For purposes hereof, the “applicable percentage” shall be the percentage of Executive’s health care premium costs covered by the Company as of the Termination Date. Amounts paid by the Company on behalf of Executive pursuant to this clause (v) shall be imputed to Executive as additional taxable income to the minimum extent as may be required to avoid adverse consequences to Executive or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010; provided that, if such imputation does not prevent the imposition of an excise tax under, or the violation of, the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010 and as amended from time to time), including, without limitation, Section 4980D of the Code, the Company shall no longer provide for payment of such medical and dental benefits to Executive (without otherwise limiting Executive’s rights to continuation coverage under applicable law at his personal expense) (the “COBRA Continuation Coverage”); and

(vi) Full vesting, exercisability and non-forfeitability, as applicable, as of the Termination Date of (A) the Prior Equity Grants, and (B) the portion of any other outstanding equity or equity-based awards, including the Initial Restricted Stock Unit Grant, that would have vested during the Severance Term had Executive remained employed with the Company through such date.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company with Cause.

(i) The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (ii) or (vi) of the definition of Cause set forth in paragraph (g) in Appendix A to this Agreement, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than ten (10) days’ written notice by the Board of the Company’s intention to terminate him with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such ten (10) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event that the Company terminates Executive’s employment with Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment with Cause, except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause, by Executive with Good Reason, or Due to Non-Renewal of Agreement by the Company. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), by Executive with Good Reason, or due to the Company’s non-renewal of the Term pursuant to Section 2 above, Executive shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2 1⁄2) months following the last day of the fiscal year in which such termination occurred;

(iii) A Pro-Rata Bonus;

(iv) Payment of an amount equal to (x) one and one-half (1.5), multiplied by (y) the sum of Salary plus Target Annual Bonus, payable during the Severance Term in equal installments in accordance with the Company’s regular payroll practices;

(v) The COBRA Continuation Coverage;

(vi) Full vesting, exercisability and non-forfeitability, as applicable, as of the Termination Date of (A) the Prior Equity Grants, (B) if such termination is by Executive with Good Reason, the portion of any other outstanding equity or equity-based awards, including the Initial Restricted Stock Unit Grant, that would have vested during the Severance Term had Executive remained employed with the Company through such date, and (C) if such termination is by the Company without Cause, all outstanding equity or equity-based awards, including the Initial Restricted Stock Unit Grant.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii) through (vi) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of the Restrictive Covenant Agreement. Subject to Section 8(f) hereof, following such termination of Executive’s employment by the Company without Cause, by Executive with Good Reason, or due to non-renewal of the Agreement by the Company, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e) Termination by Executive without Good Reason or Due to Non-Renewal of Agreement by Executive. Executive may terminate Executive’s employment for any reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 8(e), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 8(e), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by the Company without Cause. Following such termination of Executive’s employment by Executive for any reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Due to Change in Control. In the event that, within ninety (90) days prior to or one (1) year following a Change in Control, Executive’s employment is terminated by the Company without Cause, by Executive with Good Reason, or due to the Company’s non-renewal of the Term pursuant to Section 2 above, then, in lieu of the payments otherwise due to Executive under Section 8(d) above, Executive shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2 1⁄2) months following the last day of the fiscal year in which such termination occurred;

(iii) A Pro-Rata Bonus;

(iv) Payment of an amount equal to (x) two (2), multiplied by (y) the sum of Salary plus Target Annual Bonus, payable in a single sum cash amount on the sixtieth (60th) day following his Termination Date;

(v) The COBRA Continuation Coverage; and

(vi) Full vesting, exercisability and non-forfeitability, as applicable, as of the Termination Date, of any outstanding equity or equity-based awards.

Following such termination of Executive’s employment by the Company without Cause, by Executive with Good Reason, or due to non-renewal of the Agreement by the Company, in each case, within ninety (90) days prior to or one (1) year following a Change in Control, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(g) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (f) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Executive’s behalf by Executive’s estate or a person having legal power of attorney over Executive’s affairs.

Section 9. Restrictive Covenant Agreement.

Executive hereby affirms all covenants previously made by Executive pursuant to that certain Restrictive Covenant Agreement, executed by Executive on October 22, 2018, and hereby acknowledges that the Restrictive Covenant Agreement shall remain in effect. The parties hereto acknowledge and agree that this Agreement and the Restrictive Covenant Agreement shall be considered separate contracts, and the Restrictive Covenant Agreement will survive the termination of this Agreement for any reason.

Section 10. Representations and Warranties of Executive.

Executive represents and warrants to the Company that:

(a) Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and

(c) In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with his employment with any prior employer.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12. Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of undisputed amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in connection with the COBRA Continuation Coverage, the amount of any payment or benefit provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 14. Golden Parachute Tax Provision.

(a) If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other Person or entity to Executive or for

Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, the “Excise Tax”), then Executive will receive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner Executive elects in writing prior to the date of payment. If any Payment constitutes nonqualified deferred compensation or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved. All determinations required to be made under this Section 14, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by an independent, certified public accounting firm designated by the Company (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon Company and Executive.

(b) The Company hereby agrees that, for purposes of determining whether any parachute payment would be subject to the Excise Tax, the non-compete set forth in the Restrictive Covenant Agreement (the “Non-Compete Provision”) shall be treated as an agreement for the performance of personal services. The Company hereby agrees to indemnify, defend, and hold Executive harmless from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or the Accounting Firm’s attribution of a value to the Non-Compete Provision that is less than the product of (i) the greater of (A) the total compensation amount that would be required to be disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for the year prior to the year of the change in control (or, if Executive was not employed by the Company during the year prior to the year of the change in control, the year of the change in control) (provided that if Executive was not employed for the full year, Executive’s base salary for such year shall be annualized) or (B) an independent valuation of the Non-Compete Provision, multiplied by (ii) the duration of the Non-Compete Provision in years (this product, the “Post Change in Control Reasonable Compensation”), to the extent that use of such lesser amount results in a larger excise tax under Section 4999 of the Code than Executive would have been subject to had the Company or Accountants attributed a value to the Non-Compete Provision that is at least equal to the Post Change in Control Reasonable Compensation.

Section 15. Clawbacks.

All payments made pursuant to this Agreement are subject to the “clawback” obligations of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Act, as may be amended from time to time, and any other “clawback” obligations pursuant to applicable law, rule, regulation or Company policy, in each case as consistently applied to all similarly situated executives of the Company.

Section 16. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith. In the event of any assignment or assumption of this Agreement or the Restrictive Covenant Agreement in connection with a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the scope and applicability of Executive’s noncompetition and customer nonsolicitation covenants under the Restrictive Covenant Agreement (or any other agreement entered into by Executive and the Company prior to such sale) will be determined as of immediately prior to such sale, unless Executive shall otherwise agree or shall continue his employment pursuant to this Agreement and the Restrictive Covenant Agreement for at least six months following such sale.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder (including future unpaid installments thereof) shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 16(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 17. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 18. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 19. Governing Law and Jurisdiction.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN EXECUTIVE AND THE COMPANY ARISING OUT OF THIS AGREEMENT OR THE RESTRICTIVE COVENANT AGREEMENT SHALL BE RESOLVED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) IN ACCORDANCE WITH ITS EMPLOYMENT ARBITRATION RULES INCLUDING THE EMERGENCY INTERIM RELIEF PROCEDURES OF THE AAA. JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PLACE OF ARBITRATION SHALL BE WILMINGTON, DELAWARE. THE ARBITRATOR(S) MAY GRANT INJUNCTIONS OR OTHER RELIEF IN SUCH DISPUTE OR CONTROVERSY. THE DECISION OF THE ARBITRATOR(S) SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, THE COMPANY SHALL PAY ALL ARBITRATOR’S FEES AND EXPENSES AND EXECUTIVE AND THE COMPANY SHALL EACH BEAR THEIR OWN ATTORNEYS’ FEES INCURRED IN CONNECTION WITH THE ARBITRATION, AND THE ARBITRATOR(S) WILL NOT HAVE AUTHORITY TO BE ENTITLED TO AWARD ATTORNEYS’ FEES UNLESS A STATUTE OR CONTRACT AT ISSUE IN THE DISPUTE AUTHORIZES THE AWARD OF ATTORNEYS’ FEES TO THE PREVAILING PARTY, IN WHICH CASE THE ARBITRATOR(S) SHALL HAVE THE AUTHORITY TO MAKE AN AWARD OF ATTORNEYS’ FEES AS REQUIRED OR PERMITTED BY APPLICABLE LAW. IF THERE IS A DISPUTE AS TO WHETHER THE COMPANY OR EXECUTIVE IS THE PREVAILING PARTY IN THE ARBITRATION, THE ARBITRATOR(S) WILL DECIDE THIS ISSUE. LIABILITY FOR THE FEES AND EXPENSES OF ALL THE ARBITRATORS WITH RESPECT TO THE ARBITRATION SHALL BE EVENLY DIVIDED BETWEEN THE PARTIES TO THE ARBITRATION. THE DETERMINATION RENDERED BY THE ARBITRATOR(S) SHALL (I) SPECIFY THE FINDING OF FACTS UPON WHICH IT IS BASED AND THE REASONS THEREFOR, AND (II) BE CONCLUSIVE AND BINDING UPON THE PARTIES. NOTWITHSTANDING THE PROVISIONS OF THIS PARAGRAPH, THE COMPANY SHALL NOT BE COMPELLED TO ARBITRATE CLAIMS ARISING UNDER THE RESTRICTIVE COVENANT AGREEMENT AND MAY INSTITUTE JUDICIAL PROCEEDINGS TO ENFORCE THAT AGREEMENT PURSUANT TO THE RESTRICTICE COVENANT AGREEMENT. EXECUTIVE HEREBY AGREES TO SUBMIT ANY AND ALL CLAIMS EXECUTIVE MAY HAVE AGAINST THE COMPANY

ON AN INDIVIDUAL BASIS. THIS MEANS THAT NO CLAIM (INCLUDING ANY CLAIM RELATED TO TERMS OR CONDITIONS OF EXECUTIVE’S EMPLOYMENT WITH OR COMPENSATION PAID BY THE COMPANY, OR ANY CHANGE IN OR TERMINATION OF EXECUTIVE’S EMPLOYMENT) MAY BE LITIGATED OR ARBITRATED ON A CLASS OR COLLECTIVE BASIS. EXECUTIVE ALSO HEREBY WAIVES ANY RIGHT TO SUBMIT, INITIATE, OR PARTICIPATE IN A REPRESENTATIVE CAPACITY OR AS A PLAINTIFF, CLAIMANT, OR MEMBER IN A CLASS ACTION, COLLECTIVE ACTION, OR OTHER REPRESENTATIVE OR JOINT ACTION AGAINST THE COMPANY, REGARDLESS OF WHETHER THE ACTION IS FILED IN ARBITRATION OR IN A JUDICIAL OR ADMINISTRATIVE FORUM. FURTHERMORE, IF A COURT ORDERS THAT A CLASS, COLLECTIVE, OR OTHER REPRESENTATIVE OR JOINT ACTION SHOULD PROCEED, IN NO EVENT WILL SUCH ACTION PROCEED IN AN ARBITRATION FORUM. CLAIMS MAY NOT BE JOINED OR CONSOLIDATED IN ARBITRATION WITH DISPUTES BROUGHT BY ANY OTHER INDIVIDUAL(S), UNLESS AGREED TO IN WRITING BY ALL PARTIES.

Section 20. Indemnification; D&O Insurance.

The Company will indemnify and hold Executive harmless for all acts and omissions to act, in the performance of his duties, to the maximum extent permitted under the Company charter and by-laws and under applicable law. The Company will cover Executive as an insured under any contract of directors and officers liability insurance that covers other members of the Board.

Section 21. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications shall be mailed or delivered to the following addresses:

If to the Company:

Chairman of the Board/Melinta Therapeutics, Inc.

c/o Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: Sean M. Ewen, Esq.

If to Executive:

Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 22. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 23. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including, but not limited to, the Interim Agreement.

Section 24. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 8 through Section 25 of this Agreement (together with any related definitions set forth in Appendix A to this Agreement) shall survive to the extent necessary to give effect to the provisions thereof.

Section 25. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

* * *

[Signatures to appear on the following page(s).]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MELINTA THERAPEUTICS, INC.

By:	/s/ Kevin T. Ferro
Name: Kevin T. Ferro
Title: Chairman of the Board of Directors

EXECUTIVE

/s/ John Johnson
John Johnson

[Signature Page to J. Johnson Employment Agreement]

Appendix A

Definitions

In this Appendix A, and in the Agreement unless the context otherwise requires, the following terms shall have the meanings assigned below (unless otherwise specified Section references in this Appendix A are to Sections of this Agreement):

(a) “AAA” shall have the meaning set forth in Section 19 hereof.

(b) “Accounting Firm” shall have the meaning set forth in Section 14(a) hereof.

(c) “Accrued Obligations” shall mean (i) all accrued but unpaid Salary through the Termination Date, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment (excluding any employee benefit plan providing for severance or similar benefits), in accordance with the terms contained therein.

(d) “Agreement” shall have the meaning set forth in the preamble hereto.

(e) “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal in any material respect by Executive to perform Executive’s duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, at Executive’s direction, or with Executive’s prior actual knowledge, (v) Executive’s conviction of or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the material policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) Executive’s material breach of this Agreement or breach of the Restrictive Covenant Agreement. If, within ninety (90) days subsequent to Executive’s termination for any reason other than by the Company for Cause, the Company discovers that Executive’s employment could have been terminated for Cause, Executive’s employment will be deemed to have been terminated for Cause for all purposes, and Executive will be required to disgorge to the Company all amounts received pursuant to this Agreement or otherwise on account of such termination that would not have been payable to Executive had such termination been by the Company for Cause.

(h) “Change in Control” shall have the meaning set forth in Equity Plan, as amended from time to time.

Appendix A - 1

(i) “COBRA” shall mean Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code, and the rules and regulations promulgated under either of them.

(j) “COBRA Continuation Coverage” shall have the meaning set forth in Section 8(b)(v) hereof.

(k) “COBRA Continuation Period” shall mean the eighteen (18) month period following Executive’s Termination Date; provided that if Executive is terminated within ninety (90) days prior to or twenty-four (24) months following a Change in Control, the COBRA Continuation Period shall mean the shorter of the twenty-four (24) month period following Executive’s Termination Date, and the date Executive is no longer eligible for COBRA Continuation Coverage.

(l) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(m) “Commencement Date” shall have the meaning set forth in Section 2 hereof.

(n) “Company” shall have the meaning set forth in the preamble hereto.

(o) “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.

(p) “Compensation Committee” shall mean the Compensation Committee of the Board.

(q) “Delay Period” shall have the meaning set forth in Section 13(a) hereof.

(r) “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(s) “Equity Plan” shall mean the Company’s 2018 Stock Incentive Plan.

(t) “Excise Tax” shall have the meaning set forth in Section 14 hereof.

(u) “Executive” shall have the meaning set forth in the preamble hereto.

(v) “Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s title, duties, or responsibilities (including reporting requirements) as set forth in Section 3 hereof (it being acknowledged and agreed that such event shall occur if Executive is not the most senior officer of the most senior parent company resulting from and immediately following any Change in Control), (ii) a material reduction in Salary set forth in

Appendix A - 2

Section 4(a) hereof or Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable in like proportions to all similarly situated executives of the Company), (iii) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i) and (ii) above), or (iv) any failure of the Company to assign to a successor, or for such successor to assume, this Agreement in connection with a Change in Control. Executive may terminate Executive’s employment with Good Reason by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such ten (10) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period.

(w) “Initial Restricted Stock Unit Grant” shall have the meaning set forth in Section 4(c).

(x) “Non-Compete Provision” shall have the meaning set forth in Section 14(b).

(y) “Payment” shall have the meaning set forth in Section 14 hereof.

(z) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(aa) “Post Change in Control Reasonable Compensation” shall have the meaning set forth in Section 14(b) hereof.

(bb) “Pro Rata Bonus” shall mean an Annual Bonus payable in such amount as is earned based on achievement of the applicable performance goals for the fiscal year in which such death or other termination occurs as determined by the Compensation Committee (disregarding any negative discretion exercised by the Compensation Committee to the extent such exercise does not apply to all bonus plan participants with like effect, and treating any and all personal performance objectives of Executive as fully satisfied), prorated based on the ratio of the number of days employed during the fiscal year through the date of death or other employment termination to 365, and payable when annual bonuses are paid to other active senior executives.

(cc) “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit A (as the same may be revised from time to time by the Company upon the advice of counsel).

(dd) “Restrictive Covenant Agreement” shall mean the Employee Noncompetition, Nondisclosure and Developments Agreement executed by Executive on October 22, 2018.

(ee) “Safe Harbor Amount” shall have the meaning set forth in Section 14 hereof.

(ff) “Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

Appendix A - 3

(gg) “Severance Benefits” shall have the meaning set forth in Section 8(h) hereof.

(hh) “Severance Term” shall mean the eighteen (18) month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability), by Executive for Good Reason, or due to the Company’s non-renewal of the Term in accordance with the terms of Section 2 above, or due to death or Disability.

(ii) “Term” shall mean the period specified in Section 2 hereof.

(jj) “Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement (which, in the case of a notice of non-renewal of the Term in accordance with Section 2 hereof, shall mean the date on which the Term expires).

Appendix A - 4

Exhibit A

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated February 22, 2019, with Melinta Therapeutics, Inc. (such corporation, the “Company” and such agreement, my “Employment Agreement”)), and other good and valuable consideration, I, John Johnson, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and affiliates, and their respective successors and assigns, together with their respective current and former officers, directors, partners, shareholders, employees, and agents (collectively, and with the Company, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988 and the Equal Pay Act of 1963, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Group to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive.

I understand and agree that claims or facts in addition to or different from those which are now known or believed by me to exist may hereafter be discovered, but it is my intention to fully and forever release, remise and discharge all claims which I had, may have had, or now have against the Group, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, I expressly waive and release any provision of law that purports to limit the scope of a general release.

Exhibit A - 1

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.

By executing this Release, I specifically release all claims relating to my employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 8 of my Employment Agreement, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification and coverage under Company directors and officers liability insurance under Section 20 of my Employment Agreement.

I expressly acknowledge and agree that I—

•	Am able to read the language, and understand the meaning and effect, of this Release;

•

Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•

Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

•	Understand that, by entering into this Release, I do not waive rights or claims under the ADEA that may arise after the date I execute this Release;

•

Had or could have had [twenty-one (21)][forty-five (45)][1][1] calendar days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

[1]

To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

Exhibit A - 2

•	Was advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under the ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”) or similar state agency; provided, however, that if the EEOC or similar state agency were to pursue any claims relating to my employment with the Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 8 of my Employment Agreement will control as the exclusive remedy and full settlement of all such claims by me.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group. I acknowledge that if I re-apply for or seek employment with the Company or any other member of the Group, the Company’s or any other member of the Group’s refusal to hire me based on this provision will provide a complete defense to any claims arising from my attempt to apply for employment.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days immediately following the date of its execution by me (the ”Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chairman of the Board. To be effective, such revocation must be received by the Company no later than 11:59 p.m. Eastern Time on the seventh (7th) calendar day following the execution of this Release. Provided that this Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) calendar day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

Exhibit A - 3

THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN ME AND THE COMPANY ARISING OUT OF OR RELATED TO THIS RELEASE SHALL BE RESOLVED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) IN ACCORDANCE WITH ITS EMPLOYMENT ARBITRATION RULES INCLUDING THE EMERGENCY INTERIM RELIEF PROCEDURES OF THE AAA. JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PLACE OF ARBITRATION SHALL BE WILMINGTON, DELAWARE. THE ARBITRATOR(S) MAY GRANT INJUNCTIONS OR OTHER RELIEF IN SUCH DISPUTE OR CONTROVERSY. THE DECISION OF THE ARBITRATOR(S) SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, THE COMPANY AND I SHALL EACH BEAR OUR OWN ATTORNEYS’ FEES INCURRED IN CONNECTION WITH THE ARBITRATION, AND THE ARBITRATOR(S) WILL NOT HAVE AUTHORITY TO BE ENTITLED TO AWARD ATTORNEYS’ FEES UNLESS A STATUTE OR CONTRACT AT ISSUE IN THE DISPUTE AUTHORIZES THE AWARD OF ATTORNEYS’ FEES TO THE PREVAILING PARTY, IN WHICH CASE THE ARBITRATOR(S) SHALL HAVE THE AUTHORITY TO MAKE AN AWARD OF ATTORNEYS’ FEES AS REQUIRED OR PERMITTED BY APPLICABLE LAW. IF THERE IS A DISPUTE AS TO WHETHER THE COMPANY IS OR I AM THE PREVAILING PARTY IN THE ARBITRATION, THE ARBITRATOR(S) WILL DECIDE THIS ISSUE. LIABILITY FOR THE FEES AND EXPENSES OF ALL THE ARBITRATORS WITH RESPECT TO THE ARBITRATION SHALL BE EVENLY DIVIDED BETWEEN THE PARTIES TO THE ARBITRATION. THE DETERMINATION RENDERED BY THE ARBITRATOR(S) SHALL (I) SPECIFY THE FINDING OF FACTS UPON WHICH IT IS BASED AND THE REASONS THEREFOR, AND (II) BE CONCLUSIVE AND BINDING UPON THE PARTIES. NOTWITHSTANDING THE PROVISIONS OF THIS PARAGRAPH, I HEREBY AGREE TO SUBMIT ANY AND ALL CLAIMS I MAY HAVE AGAINST THE COMPANY ON AN INDIVIDUAL BASIS. THIS MEANS THAT NO CLAIM (INCLUDING ANY CLAIM RELATED TO TERMS OR CONDITIONS OF MY EMPLOYMENT WITH OR COMPENSATION PAID BY THE COMPANY, OR ANY CHANGE IN OR TERMINATION OF MY EMPLOYMENT) MAY BE LITIGATED OR ARBITRATED ON A CLASS OR COLLECTIVE BASIS. I ALSO HEREBY WAIVE ANY RIGHT TO SUBMIT, INITIATE, OR PARTICIPATE IN A REPRESENTATIVE CAPACITY OR AS A PLAINTIFF, CLAIMANT, OR MEMBER IN A CLASS ACTION, COLLECTIVE ACTION, OR OTHER REPRESENTATIVE OR JOINT ACTION AGAINST THE COMPANY, REGARDLESS OF WHETHER THE ACTION IS FILED IN ARBITRATION OR IN A JUDICIAL OR ADMINISTRATIVE FORUM. FURTHERMORE, IF A COURT ORDERS THAT A CLASS, COLLECTIVE, OR OTHER REPRESENTATIVE OR JOINT ACTION SHOULD PROCEED, IN NO EVENT WILL SUCH ACTION PROCEED IN AN ARBITRATION FORUM. CLAIMS MAY NOT BE JOINED OR CONSOLIDATED IN ARBITRATION WITH DISPUTES BROUGHT BY ANY OTHER INDIVIDUAL(S), UNLESS AGREED TO IN WRITING BY ALL PARTIES.

Exhibit A - 4

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

*                *                  *

I, John Johnson, have executed this Release of Claims on the date set forth below:

John Johnson

Date: [To Be Executed Following
Termination of Employment]

Exhibit A - 5